EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

GLOBAL ENTERTAINMENT HOLDINGS/EQUITIES, INC.

Pursuant to the Business Corporation Act of the State of Colorado, the undersigned Chief Executive Officer of Global Entertainment Holdings/Equities, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Colorado (the “Corporation”), does hereby certify:

FIRST:  Article Fourth of the Articles of Incorporation of this Corporation is amended to read in its entirety as follows:

FOURTH:

(a)

The aggregate number of shares which the corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of common stock, $0.001 par value, and Twenty-Five Million (25,000,000) shares of preferred stock, $0.001 par value.  These preferred shares may be issued in one or more series at the discretion of the Board of Directors.

(b)

Each shareholder of record shall have one vote for each share of common stock standing in his or her name on the books of the corporation and entitled to vote, except that in the election of directors he or she shall have the right to vote such number of shares for as many persons as there are directors to be elected.  Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(c)

No shareholder of the corporation shall have any preemptive or similar right to acquire any additional unissued or treasure shares of stock, or for other securities of any class, or for right, warrants, options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

(d)

The board of directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

SECOND:   These Articles of Amendment have been approved and adopted by the Corporation’s Board of Directors by Written Consent of the Board dated June 10, 2006, pursuant to the Colorado Business Corporation Act and notice having been properly given to the shareholders in accordance with Sections 7-108-202, 7-107-105 and 7-110-103 of the Colorado Business Corporation Act, at a meeting of shareholders held on October 3, 2006, the number of votes cast for the amendment by the shareholders entitled to vote on the amendment was sufficient for approval by the shareholders.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed these Articles of Amendment as of October 3, 2006.

Bryan Abboud, Chief Executive Officer

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